Page: 1 of 3 Initials: KB PERSONAL & CONFIDENTIAL November 30, 2023 Kenneth Bedingfield 10841 Stanmore Dr Potomac, MD 20854 Re: Offer of Employment Dear Ken: I am pleased to offer you the position of Senior Vice President & Chief Financial Officer reporting to Chris Kubasik, Chair and Chief Executive Officer. This is an Executive Officer position based in Melbourne, FL with a start date of December 11, 2023, and subject to approval by the L3Harris Board of Directors. Ken, we believe you will make an outstanding contribution to the L3Harris organization, and as such, we have crafted a total rewards package for you, consistent with L3Harris’ Senior Executives. The elements of this package include: 1) An annual base salary of $850,000 payable bi-weekly. Base salaries are reviewed annually, with adjustments made subject to both business and personal performance. 2) As an L3Harris executive, you will participate in the L3Harris Annual Incentive Plan (“AIP”) with a target opportunity equal to 100% of your base salary. Incentive awards are paid based on the achievement of pre-established, annual business operating metrics and the successful completion of personal performance objectives set during the annual performance management cycle. Incentive awards may range from 0% to 200% of target based on business and personal performance. Your participation in AIP will begin on your start date. 3) Eligibility to receive annual equity awards granted by L3Harris under its 2015 Equity Incentive Plan (the “Plan”), with a target value of $3,750,000. The awards are granted in February following the Board of Directors approval. Once approved and accepted by you, the awards are subject to the applicable terms and conditions in effect at the time of the grant. You will be eligible for annual equity grants beginning in 2024. 4) A one-time cash sign-on bonus of $200,000 to offset foregone equity compensation at your current employer scheduled to vest on December 18, 2023. The sign-on bonus will

Page: 2 of 3 Initials: KB be made less applicable deductions and withholdings, and payable within thirty (30) days from your start date and will be subject to a 12-month clawback in the event of voluntary termination. 5) A one-time award of 45,000 three-year, cliff-vesting Non-Qualified Stock Options. This award is subject to the applicable terms and conditions in effect at the time of the grant, and the award will be granted on the first New York Stock Exchange trading day during the month following your start date (if that trading day occurs within a Quiet Period as defined by L3Harris’ equity grant policy, the grant date will be the first trading day following the end of the Quiet Period). 6) Eligibility to participate in the L3Harris Retirement Plan 401(k) with a company match equivalent to 100% of the first 6% of employee contributions. While you will be immediately eligible to participate in the plan up to individual plan contribution limits, company match contributions will only be made after one year of service. 7) Eligibility to participate in the L3Harris Excess Retirement Savings Plan (“ERSP”) upon the next annual open enrollment period. This IRS non-qualified retirement plan preserves your ability to make pre-tax contributions and receive employer match contributions (after one year of service) above the qualified IRS limits in accordance with the plan terms. 8) Participation in health and welfare benefit plans, including qualified dependents as applicable. These plans include medical, prescription, dental, vision, life and short and long-term disability benefits. Coverage under these programs is effective, should you choose to participate as soon as day one of employment with L3Harris. 9) Relocation benefits to assist with your move from Potomac, MD to the Melbourne, FL area. Benefits will include, but not be limited to home sale assistance; home purchase assistance; six months of temporary living accommodations; the packing and shipment of household goods; and a miscellaneous expense allowance payment of $10,000, less applicable taxes and other withholdings. Additional details regarding your relocation benefits will be provided under separate cover. To receive relocation benefits you must execute a Relocation Assistance Repayment Agreement. 10) This offer of employment is subject to the following conditions: • Successful completion of L3Harris’ pre-employment drug and background screening, where permitted by law. • Submission of all required documents and fully disclose, and provide copies where applicable, of any written or other agreements or understandings to which you are a party that relate to the protection of confidential, trade secret or proprietary information; non-competition restrictions; non-solicitation or no-hire prohibitions (employees or customers); and/or ownership of invention provisions. You affirm that

Page: 3 of 3 Initials: KB your employment with L3Harris will not violate any such agreements or understandings. • You provide proof of identity and employment eligibility, through completion of Form I-9, and demonstrate that you are lawfully able to work for L3Harris. Step forward and join L3Harris as we build the future. I look forward to you joining the L3Harris team and am confident that you will make many significant contributions to the organization. Should you accept the terms of this offer, please sign and date below, and email a copy of this letter to me directly at the address below. We ask that you bring the original signed version with you on your first day of work. Sincerely, /s/ Melanie Rakita Mel Rakita Vice President & Chief Human Resources Officer Melanie.Rakita@L3Harris.com L3Harris Technologies, Inc. 1025 W NASA Blvd Melbourne, FL 32919 ACKNOWLEDGEMENT & ACCEPTANCE By accepting this offer of employment, I acknowledge that I: (1) accept the terms and conditions of the offer; (2) understand that the offer constitutes the full, complete, and final agreement between you and L3Harris regarding the initial terms of my employment; and (3) understand that my employment with L3Harris is at-will and that the offer does not constitute a contract of employment or a guarantee of continued employment for any period. Accepted and Agreed, /s/ Kenneth Bedingfield Date: 11/30/2023 Signature: Kenneth Bedingfield